FOR IMMEDIATE RELEASE

VF TO ACQUIRE NAPAPIJRI® BRAND
Addition of Fast Growing Casual Outdoor Brand Will Expand VF’s Outdoor Portfolio

Greensboro, North Carolina — April 14, 2004 — VF Corporation (NYSE: VFC) announced today that it has entered into an agreement to acquire Green Sport Monte Bianco S.p.A. (“Green Sport”). Headquartered in Aosta, Italy, Green Sport designs and markets premium casual outdoor apparel under the Napapijri® brand. The company’s sales were approximately $76 million (63 million euros) in 2003, up 18% from 2002 levels.

Nearly 80% of Green Sport’s sales are in Europe. Sales of Napapijri® (pronounced “napa-peery”) brand products are evenly distributed among sporting goods, department and urban lifestyle stores. The company has both wholesale and retail operations, with three owned retail stores located in Paris, Milan and Chamonix. An additional 14 stores are operated in partnership with retailers in Europe and Japan.

“We’re delighted to be adding the Napapijri® brand to our growing Outdoor coalition,” said Mackey J. McDonald, chairman and chief executive officer of VF. “This acquisition is exactly in keeping with our goal of adding fast growing brands in attractive market segments.” He noted that the acquisition is expected to be neutral to VF’s earnings in 2004 and slightly accretive in 2005.

Added Guiliana Rosset, chief executive officer of Green Sport, “VF is a great company, with the resources and global reach to significantly grow the Napapijri® brand.”

“We see the opportunity for continued double-digit growth for the Napapijri® brand, both throughout Europe and in the U.S.,” said Eric Wiseman, vice president and chairman of VF’s Sportswear and Outdoor Coalitions. “Under Guiliana’s leadership, we look forward to using the great design talent behind the Napapijri® brand to strengthen our sportswear platform in Europe, enabling additional growth for The North Face® brand and assisting in the European launch of the Nautica® brand. At the same time, VF’s well-established base in Europe will support future sales growth and ensure an efficient business model.”

Green Sport will become part of VF’s International Outdoor division. Ms. Rosset will report to Karl Heinz Salzburger, president of VF’s International Outdoor division. Mike Egeck, president of The North Face, will have responsibility for the Napapijri® brand in the U.S.

The acquisition, which will be funded with existing cash balances and is expected to be completed by the end of June, is subject to normal closing conditions.

For additional information, a Fact Sheet on the Napapijri® brand can be found on VF’s website.

April 14,2004

About the Company
VF Corporation is the world’s largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its principal brands include Lee®, Wrangler®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, Earl Jean®, John Varvatos®, Healthtex®, JanSport®, Eastpak®, The North Face®, Lee Sport® and Red Kap®.

     VF Corporation’s press releases, annual report and other information can be accessed through the Company’s website, www.vfc.com.

Contacts:
North America:	Cindy Knoebel
VP, Financial & Corporate Communications
VF Services, Inc.
(212) 841-7141

Europe:	Raffaella Bongiasca
Napapijri
Via Fatebenefratelli, 20/22
20121 Milano
Tel. 39 02 29061994

###